CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2019, relating to the financial statements and financial highlights of Pinnacle Sherman Multi-Strategy Core Fund, Pinnacle Dynamic Growth Fund and Pinnacle TrendRating Innovative Equity Fund, each a series of Northern Lights Fund Trust III, for the year or period ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

January 27, 2020